Exhibit 10.24
HCA
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
     HCA Inc. (“Company”) hereby adopts this First Restatement of the HCA Supplemental Executive Retirement Plan (the “Plan”), effective January 1, 2007, except as provided in Section 7.12. The Plan was originally adopted effective July 1, 2001. The Plan is an unfunded deferred compensation arrangement for a select group of management or highly compensated employees.
ARTICLE I
Definitions
“Actuarial Factors” means (a) interest at the long-term Applicable Federal Rate under Code section 1274(d) or any successor thereto as of the first day of November preceding the Plan Year in which the Participant’s Retirement, death, Disability, or termination with Benefit rights under Section 5.3 or 6.2 occurs, and (b) mortality being the applicable Code section 417(e)(3) mortality table, as specified and changed by the U.S. Treasury Department.
“Benefit” or “Benefits” means the amount to which a Participant is entitled pursuant to Article III.
“Benefits Appeals Committee” means the Benefits Appeals Committee of HCA Inc.
“Board” means the Board of Directors of the Company.
“Cause” means the Participant’s commission of a felony or other violation of law involving embezzlement, fraud, or other material breach of the Participant’s duty of loyalty to the Employer which results in harm to the Employer. The determination of whether Cause exists will be made by the Committee after conducting a reasonable investigation and providing the Participant with an opportunity to present evidence on his behalf.
“Change in Control” means: (a) a change in ownership of the Company; (b) a change in effective control of the Company; or (c) a change in the ownership of a substantial portion of the assets of the Company. For purposes of the preceding sentence: (a) a “change in ownership of the Company” means the acquisition by one person or entity or a group of persons and/or entities of greater than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company (when such acquirer(s) previously owned less than fifty percent (50%) of the value and voting power of such stock); (b) a “change in effective control of the Company” means either: (i) the acquisition by one person or entity or a group of persons and/or entities within a 12-month period of ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power; or (ii) a replacement of a majority of the Board during a 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to such appointment or election; and (c) a “change in ownership of a substantial portion of the assets of the Company” means acquisition by any person or entity or a group of persons and/or entities during a 12-month period of assets from the Company that have a total gross fair market value equal to or more than 40 percent (40%) of the total gross fair market value of all of the assets of the Company immediately prior to acquisition, provided that a sale to a related person or entity or a group of related persons and/or entities will not constitute a change in ownership of a substantial portion of the assets of the Company. The foregoing provisions will be interpreted in accordance with the applicable final regulations issued under Code Section 409A with respect to the definition of a change in control.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.
“Committee” means the Compensation Committee of the Company.
“Company” means HCA Inc., a Delaware corporation, and any corporate successor(s) thereto.
“Compensation” means, consistent with the definition of “Pay Average,” base compensation (including Code Section 125 and Code Section 401(k) deferrals), including any base compensation payments made pursuant to an employment agreement (whether or not the employee continues to work), and payments from Performance Equity Incentive Plan component of the HCA 2000 Equity Incentive Plan (or predecessor thereof) (regardless of when the benefits vested), and including bonuses paid prior to establishment of the Performance Equity Incentive Plan component of the HCA 2000 Equity Incentive Plan (or predecessor thereto), but excluding severance pay, whether paid pursuant to an employment agreement, a plan or otherwise.
“Disability” or “Disabled” means mental or physical disability as determined under Employer’s tax-qualified HCA 401(k) Plan.
“Early Offset” means the sum of the employer-funded portion of (1) the accrued benefits under the Qualified Plans, (2) the Qualified Plans’ Distribution Amount, (3) the accrued benefits under the Nonqualified Plans, and (4) the Nonqualified Plans’ Distribution Amount, increased by the current interest rate of the Actuarial Factors for each year and fraction thereof between the month coincident with or next following the date of termination of employment and the date that the Participant would attain age 55 if he lived (not increased, if the Participant has already attained age 55 or the Benefit is calculated when the Participant attains age 55), and then converted to a life annuity utilizing the Actuarial Factors. For these purposes, any employer-funded amount paid or payable to a spouse or former spouse in conjunction with a Qualified Domestic Relations Order (QDRO) is deemed to have been paid or to be payable to the Participant.
“Early Retirement” means physical retirement from employment with Employer and all affiliated employers (as defined in applicable Treasury regulations) prior to Normal Retirement but after attaining age 55, and after performing 20 or more Years of Service. The 20 years requirement of the preceding sentence is waived with respect to those individuals who were Participants on July 1, 2001. For purposes of this definition, physical retirement from employment with Employer will be deemed to occur when it is anticipated by Employer that the no future services will be performed by Employee for Employer (as an employee or independent contractor). With respect to a Participant on leave of absence, retirement will be deemed to occur if (and only if) the leave period exceeds six (6) months (and retirement will be deemed to occur on the first day after expiration of such six-month period), unless the Participant’s right to reemployment is guaranteed by law or contract (in which case retirement will not be deemed to occur).
“Employee” means an employee of Employer.
“Employer” means the Company or any Subsidiary.
“Good Reason” means: (a) material diminution of position, as determined by the Committee; (b) material reduction of compensation and/or benefits, as determined by the Committee; or (c) relocation beyond fifty (50) miles from Employee’s current office.
“Nonqualified Plan” means the HCA Restoration Plan, and any other nonqualified deferred compensation or pension plan of Employer or a predecessor employer (excluding this Plan), except the Performance Equity Incentive Plan component of the HCA 2000 Equity Incentive Plan (or predecessor thereto).
“Nonqualified Plans’ Distribution Amount” means the amount previously distributed to the Participant from any Nonqualified Plan that is attributable to employer contributions, regardless of when distributed, increased for earnings at a rate of return of 7.5 percent per annum for each calendar year (or portion thereof) between the date of distribution and the first day of the month coincident with or next following the date of termination of employment, Retirement, death or Disability.
“Normal Offset” means the sum of the employer-funded portion of (1) the accrued benefits under the Qualified Plans, (2) the Qualified Plans’ Distribution Amount, (3) the accrued benefits under the Nonqualified Plans, and (4) the Nonqualified Plans’ Distribution Amount, increased by the current interest rate of the Actuarial Factors for each year until the date that the Participant would first be eligible for Normal Retirement (if he lived), and then converted to a life annuity utilizing the Actuarial Factors. For these purposes, any employer-funded amount paid or payable to a spouse or former spouse in conjunction with a QDRO is deemed to have been paid or to be payable to the Participant.
“Normal Retirement” means, subject to the age 60 exception of Section 5.3 (if applicable), physical retirement from employment with Employer and all affiliated employers (as defined in applicable Treasury Regulations) at or after either: (a) age 65; or (b) age 62 and performance of ten (10) Years of Service. The 10 years requirement of the preceding sentence is waived with respect to individuals who were Participants on July 1, 2001. For purposes of this definition, physical retirement with Employer will be deemed to occur when it is anticipated by Employer that no future services will be performed by Employee for Employer and affiliated employers (as an employee or independent contractor). With respect to a Participant on leave of absence, retirement will be deemed to occur if (and only if) the leave period exceeds six (6) months (and retirement will be deemed to occur on the first day after expiration of such six-month period), unless the Participant’s right to reemployment is guaranteed by law or contract (in which case retirement will not be deemed to occur).
“Participant” means an Employee listed at any time on Schedule A, as amended from time to time by the Committee or the Board, or a former Employee who has not received all of the benefits to which he/she is entitled under the Plan, as determined by the Committee. If an annuity contract has been purchased for a Participant to supply his Benefits, and ownership of the annuity contract is transferred to the Participant, such individual shall cease to be a Participant following the transfer of ownership of such annuity contract.
“Pay Average” means the total Compensation during the 60 consecutive month period within the 120 consecutive month period immediately preceding Retirement (or other termination of employment with Benefit rights) for which the total Compensation is greatest, divided by five (5). For this purpose, all payments made from the Performance Equity Incentive Plan component of the HCA 2000 Equity Incentive Plan (or predecessor thereto) within a calendar year will be considered to have been made in March of such year.
“Plan” means this HCA Supplemental Executive Retirement Plan, as it may be amended from time to time.
“Plan Sponsor” means HCA Inc. and any successor(s) thereto.
“Plan Year” means the calendar year.
“Qualified Plans” means, collectively, the HCA Retirement Plan (prior to its merger into the HCA 401(k) Plan), the HCA 401(k) Plan (including benefits of plans previously merged into the HCA 401(k) Plan) and any other tax-qualified plan (as defined in Code section 401(a)) maintained by Employer or a predecessor employer, as amended from time to time.
“Qualified Plans’ Distribution Amount” means the amount previously distributed to the Participant from the Qualified Plans, increased for earnings at a rate of return of 7.5 percent per annum for each calendar year (or portion thereof) between the date of distribution and the first day of the month coincident with or next following the date of termination of employment, Retirement, Disability or death.
“Retirement” means Normal Retirement or Early Retirement.
“Subsidiary” means a company or an unincorporated organization with which Company is affiliated under Code Sections 414(b), (c), or (m).
“Year of Service” means any Plan Year during which a Participant performs 1,000 or more hours of service for Employer, as determined under the HCA 401(k) Plan. Years of Service shall include years of service prior to 2002 under the former HCA Retirement Plan (or its predecessor), including years of service with a prior employer, as provided in the former HCA Retirement Plan. With approval of the Chairman of the Board or the Committee, Years of Service shall also include any Years of Service agreed to be granted under this Plan in writing to any Participant then holding the position of Division President or Division CFO. With the approval of the Committee, Years of Service shall also include any Years of Service agreed to be granted under this Plan in writing to any Participant who is not then a Division President or a Division CFO. If a Participant is removed prospectively from Schedule A pursuant to the last sentence of Section 8.1 but continues employment with the Employer, he shall continue to accrue Years of Service credit in accordance with the provisions hereof for purposes of determining his eligibility for Retirement, but will receive no further Years of Service credit for purposes of calculating the amount of his Benefit under Section 3.1 unless and until he is again listed on Schedule A (in which case he shall resume the accrual of Years of Service for Benefit purposes as of the date he is again listed). In no event will any Participant’s number of Years of Service exceed twenty-five (25).
ARTICLE II
Participation
2.1	General. The Plan is intended to qualify as a “top hat” plan under 29 U.S.C. § 1051(2). Accordingly, only a select group of management or highly compensated employees of the Employer may participate in the Plan. Any provision of this Plan or any action taken by the Board, the Committee or Employer which would cause the Plan to fail to qualify as a top hat plan under 29 U.S.C. § 1051(2) will be void.

2.2	Election to Participate Not Necessary. Only those Employees listed on Schedule A shall be eligible to participate. An Employee chosen by the Board or the Committee to participate need not take any action in order to participate.
ARTICLE III
Amount of Benefits
3.1	Benefit Amount.
(a)	The amount of a Participant’s annual Benefit in the form of a life annuity beginning as of the first day of the month coincident with or next following Normal Retirement will be calculated as follows:
(1)	Schedule A Accrual Rate Percentage (i.e., 2.2% or 2.4%) for the Participant multiplied by the Participant’s Years of Service, multiplied by the Participant’s Pay Average; less

(2)	The life annuity amount calculated as of the first day of the month coincident with or next following the Normal Retirement date, produced by the sum of the employer-provided amount for the Participant of (1) the accrued benefits under the Qualified Plans, (2) the Qualified Plans’ Distribution Amount, (3) the accrued benefits under the Nonqualified Plans, and (4) the Nonqualified Plans’ Distribution Amount, utilizing the Actuarial Factors to convert any amount or benefit to a life annuity.
(b)	The amount of a Participant’s annual Benefit in the form of a life annuity beginning as of the first day of the month coincident with or next following Early Retirement will be calculated as follows:

(1)	Schedule A Accrual Rate Percentage (i.e., 2.2% or 2.4%) for the Participant multiplied by the Participant’s Years of Service, multiplied by the Participant’s Pay Average; with such amount then reduced by three percent (3%) for each year that Retirement occurs before Normal Retirement but after attainment of age 55, provided that, in the case of a fractional part of a year, this reduction factor will be adjusted by straight-line interpolation; less

(2)	The life annuity amount calculated as of the first day of the month coincident with or next following the Early Retirement date, produced by the sum of the employer-provided amount for the Participant of (1) the accrued benefits under the Qualified Plans, (2) the Qualified Plans’ Distribution Amount, (3) the accrued benefits under the Nonqualified Plans, and (4) the Nonqualified Plans’ Distribution Amount, utilizing the Actuarial Factors to convert any amount or benefit to a life annuity.
(c) If a Benefit is payable for a reason other than Early Retirement, and the Early Retirement three percent (3%) reduction of subsection (b)(1) is used in calculating the Benefit amount, then the Benefit payable is calculated as follows: (a) first, the gross Benefit amount (i.e. pre offset) is calculated at the date the Participant would have attained age 55 (or to the current calculation date, if the Participant has already attained age 55) using the formula supplied in subsection (b)(1) of this section; (b) second, the amount determined under immediately preceding clause (a) is reduced by the Early Offset; and (c), last, for Benefits payable prior to the date the Participant would have attained age 55, the net of immediately preceding clause (a) minus immediately preceding clause (b) is reduced to the present value utilizing the Actuarial Factors.
If a Benefit is payable for a reason other than Normal Retirement and the Early Retirement three percent (3%) reduction of subsection (b)(1) is not used to calculate the Benefit amount, then the Benefit payable is calculated as follows: (a) first, the gross Benefit amount (i.e. pre offset) is calculated at the earliest future date for Normal Retirement assuming the Participant lived to such date using the formula of subsection (a)(1) of this section, (b) second, the amount determined under the immediately preceding clause (a) is reduced by the Normal Offset; and (c) last, the net of immediately preceding clause (a) minus immediately preceding clause (b) is reduced to present value utilizing the Actuarial Factors. For purposes of clause (a) of the preceding sentence and the definition of Normal Offset, Normal Retirement age will be (i) age 62 if the Participant has ten (10) or more Years of Service or was employed on July 1, 2001; (ii) notwithstanding clause (i), age 60 if the Participant was employed by Employer and a Participant on November 16, 2006; and (iii) age 65 if neither clause (i) nor clause (ii) applies.

Subject to the provisions of Article V and the provisions of Section 6.2, should a Participant retire or cease working for the Employer prior to satisfying the Retirement conditions, he shall receive nothing from the Plan. Benefits payments will be made monthly.

3.2	FICA and Withholding. A payment will be made to or on behalf of the Participant to pay Federal Insurance Contributions Act (FICA) tax with respect to his Plan Benefit within six months of the termination of employment, Retirement, Disability or death. Such payment will be “grossed-up” (i.e. increased) for federal and state tax withholding. Effective January 1, 2007, the Benefit(s) payable will be reduced by the actuarial equivalent of the payment (as grossed-up), utilizing the Actuarial Factors. Prior to 2007, the Benefits payable will be reduced by the actuarial equivalent of the payment (as grossed-up) utilizing the FAS 87 discount rate in effect for the Plan Year in which the payment is made and the 1983 Group Annuity Mortality Table, weighted 50% male and 50% female.
ARTICLE IV
Optional Benefit Forms, Elections and Timing of Benefit Purchases
4.1	Benefit Payments.
(a)	Except as otherwise provided in Section 7.11 and subject to subsections (c) and (d) below, a Participant who is entitled to a Benefit pursuant to Section 3.1 upon Early Retirement or Normal Retirement will be paid that Benefit in the form of a monthly-paid life annuity supplied by the Company from its general assets. Except as provided in Sections 5.3 and 7.11, payment of annuity Benefits pursuant to this subsection (a) or subsection (b) will commence during the month the first day of which is coincident with or next following the date that is six (6) months after the date of Retirement. Except as provided in Section 7.11, annuity payments will be calculated as of the first day of the month coincident with or next following the Early or Normal Retirement date, and a lump-sum payment amount of the first six monthly payments plus interest earnings calculated at the interest rate of the Actuarial Factors will be paid with the first annuity payment, to cover the full months after the applicable Early or Normal Retirement date and prior to the first day of the month of the initial payment date.

(b)	Except as provided in Section 7.11, if a life annuity is the applicable Retirement Benefit form, in lieu of a life annuity, within the period beginning 90 days prior to the Retirement date and ending 30 days prior to the first day of the month in which annuity payments will begin (pursuant to subsection (a)), a married Participant may elect to receive his Benefit in the form of a joint and 50 percent, 75 percent or 100 percent survivor annuity payable over the joint lives of the Participant and the spouse which is actuarially equivalent (utilizing Actuarial Factors) to the life annuity. In the event of such an election, if the Participant is not married as of his Retirement date (i.e. due to subsequent divorce or death of the spouse), his Benefit will be paid in the form of a life annuity, and no survivor benefits will be paid to anyone after the death of the Participant.

(c)	A Participant who experiences Retirement or a termination with Benefit rights after 2008 will receive his Benefit in the form of a lump-sum distribution in cash if (1) the Participant elects the lump-sum distribution Retirement Benefit prior to 2009 (or prior to the first day of participation, with respect to an individual who first becomes a Participant after 2008), or (2) the Participant fails to elect the annuity form of payment with respect to his Retirement Benefits prior to 2009 (or prior to the first day of participation, with respect to an individual who first becomes a Participant after 2008). If a Participant experiences Retirement or a termination of employment with Benefit rights prior to 2009, and has not elected an annuity form of Retirement Benefits payment prior to 2007, then his Benefits will be paid in the form of a lump-sum distribution. (Distribution election forms were distributed in 2006 for submission prior to 2007, and (again) in 2008 for submission prior to 2009.) Any lump sum will be paid during the month the first day of which is coincident with or next following the date that is six (6) months after the date of Retirement. Any lump-sum distribution payment will be calculated as of the first day of the month coincident with or next following the Early or Normal Retirement date, and the lump-sum payment amount will include interest earnings from such calculation date through the payment date at the interest rate of the Actuarial Factors.

(d)	Notwithstanding the preceding provisions of this Section 4.1 or any other provision of the Plan, in the case of a Participant who experiences a Retirement, terminates employment with Benefit rights under Section 5.3, incurs a Disability, or dies on or after January 1, 2006, the Committee shall pay the Participant’s Benefit in a lump-sum distribution in cash if the present value of the Benefit, as calculated using Actuarial Factors as the first day of the month coincident with or next following Retirement, termination with Benefit rights under Section 5.3, death or Disability (whichever is applicable), excluding consideration of the FICA tax Benefit adjustment of Section 3.2, does not exceed $1,000,000.

(e)	Should a Benefit payment be delayed and the primary cause thereof is not any action(s) or failure(s) to act of the Participant or other payee, then the late payment will bear interest at the interest rate of the Actuarial Factors. If an annuity is elected, in lieu of the Company making payments from its general assets, at its discretion, the Committee may utilize Company assets to purchase an annuity from a commercial annuity supplier to fund the annuity. Benefit payments will be calculated as of the first day of a month.

4.2	Election of Benefit Forms. With respect to individuals who are Participants prior to 2009, an election of payment form (lump-sum or annuity) applicable to Benefits payable after 2008 must be separately elected with respect to Retirement, death and Disability prior to 2009 on a form supplied by the Committee. Any election made in accordance with the preceding sentence prior to 2008 (including any election made in 2006) may be changed prior to 2009, and the new election will apply if Retirement or termination of employment with Benefit rights occurs after 2008. With respect to any individual who becomes a Participant after 2008, the Participant will be given the opportunity to elect payment forms with respect to Retirement, death and Disability prior to his first day of participation. If a Participant fails to properly and timely elect how his Benefit should be paid (with respect to Retirement, death or Disability), then his Benefit will be paid in the form of a lump-sum distribution with respect to any event (i.e., Retirement, death or Disability) for which a payment form has not been elected. The provisions of this Section (i.e. the ability to choose the form of payment) are subject to the $1,000,000 automatic lump-sum provision of Section 4.1. Prior to 2007, the sole form of payment was an annuity, except that a lump-sum was potentially payable prior to 2005, as specified under the terms of the original (2001) Plan document.

4.3	Delay and Acceleration. Notwithstanding any other provision of this Plan to the contrary, in accordance with applicable Treasury regulations, Benefit payments will be delayed if the Committee believes that delay is necessary to: (a) cause payments not to exceed the limit of Code Section 162(m); (b) prevent a violation of Federal securities laws or other laws; or (c) satisfy the requirements of the Uniformed Services Employment and Reemployment Rights Act of 1994 (USERRA). Delay may also be applied by the Committee due to events and conditions prescribed by the Internal Revenue Service. Notwithstanding any other provision of this Plan to the contrary, in accordance with applicable Treasury regulations, Benefit payments will be accelerated if the Committee believes that acceleration is necessary to: (a) comply with a domestic relations order that is legally binding with respect to the Plan; (b) comply with an ethics agreement with the Federal government; (c) comply with a federal, state, local or foreign ethics law or conflicts of interest law; (d) pay FICA tax or income taxes payable as a result of the FICA tax payment on Plan benefits; or (e) resolve a bona fide dispute as to a right to payment.
ARTICLE V
Death, Disability and Change in Control
5.1	Death
(a)	Subject to subsection (b) below and Section 4.1(d), in the event of the death of a married Participant prior to Retirement but after attainment of age 55, or after Retirement but before any Benefits are received from the Plan and after attainment of age 55, an annuity will be supplied for the benefit of the Participant’s surviving spouse with payments beginning as soon as administratively feasible following death (but no later than the 15th day of the third month following the month of death) which will provide the surviving spouse with payments for life equal to the 100 percent survivor portion of a joint and 100 percent survivor annuity which could have been provided (assuming eligibility conditions met) for the Participant and spouse with the Participant’s Benefit as determined on the day immediately preceding the date of the Participant’s death. The Early Retirement factors supplied in Section 3.1(b)(1) will be utilized to calculate the Benefit that would exist if a life annuity was payable. (Such Benefit amount will then be utilized to calculate the actual survivor annuity Benefit.) Subject to subsection (b), in the event of death of a married Employee who is a Participant prior to age 55, an annuity will be supplied for the Participant’s surviving spouse with payments beginning as soon as administratively feasible following death (but no later than the 15th day of the third month following the month of death) which will supply the surviving spouse with payments for life equal to the 100% survivor portion of a joint and 100% survivor annuity which could have been provided (assuming eligibility conditions were met) for the Participant and spouse with the Participant’s Benefit as determined on the day immediately preceding the date of the Participant’s death. The Early Retirement factors supplied in Section 3.1(b)(1) will be utilized to calculate the Benefit at age 55, and the Actuarial Factors will then be utilized to determine the benefit payable on day immediately preceding the date of the Participants death. (Such Benefit amount shall then be utilized to calculate the actual survivor annuity Benefit.) Notwithstanding any provision of the Plan to the contrary, no death Benefits whatsoever will exist or be paid for a single Participant, even if the Participant terminated employment or Retired prior to death.
(b)	The death benefit payable pursuant to subsection (a) with respect to a married Participant who dies on or after January 1, 2009 will be paid to the Participant’s surviving spouse in a lump sum in cash if (1) the Participant elects the lump-sum distribution death Benefit form prior to 2009 (or prior to the first day of participation, with respect to an individual who first becomes a Participant after 2008), or (2) the Participant fails to elect the annuity form of payment with respect to his death Benefits prior to 2009 (or prior to the first day of participation with respect to an individual who first becomes a Participant after 2008). If a Participant dies in 2007 or 2008 and did not elect an annuity with respect to his death Benefit prior to 2007, then the death benefit will be paid in the form of a lump-sum distribution. (The ability to elect an annuity was provided in 2006 and (again) in 2008.) The lump-sum distribution will be calculated as of the first day of the month coincident with or next following the Participant’s death, and it will be actuarially equivalent (based on the Actuarial Factors) to the survivor benefit of the applicable joint and survivor annuity commencing on such date. Any lump sum will be paid as soon as administratively feasible following the date of death (but no later than the 15th day of the third month following the month of death).

Interest earnings will not be paid. If a lump sum election has been made and there is no surviving spouse, no benefits whatsoever will be paid. If the surviving spouse should die before payment of the lump-sum is made, then no death Benefits whatsoever will exist or be paid.

(c)	If a married Participant who qualifies for a Benefit under Section 5.3 dies after terminating employment (but prior to Retirement), then his spouse will be entitled to: (a) the lump-sum benefit that he would have received had he lived, if a lump-sum was payable; (b) the survivor benefit of the annuity form chosen, if a joint and survivor annuity was elected; (c) no Benefit, if a life annuity was elected; or (d) the survivor benefit of a 100 percent survivor annuity, if a lump-sum is not the automatic payment form and no payment form was elected.
5.2	Disability
(a)	Subject to subsection (b) below, in the event of the Disability of a Participant prior to Retirement, the Benefit amount determined as of the date of Disability will be utilized to supply an annuity (either a life annuity or a joint and survivor annuity) pursuant to the annuity terms of Sections 3.1 and 4.1 with payments to begin at age 55 (or immediately, if the Participant has already attained age 55), provided that if payments begin prior to age 62 (age 60 for Participants entitled to the benefit of the Change in Control provisions of Section 5.3), they will be reduced to age 55 in accordance with the Early Retirement provisions of Section 3.1. Subject to subsection (b), a single Participant shall receive a life annuity, and a married Participant shall receive either a life annuity or a joint and survivor annuity. However, if the present value of the Benefit does not exceed $1,000,000, as calculated pursuant to Section 4.1(d), it will be paid as a lump-sum distribution as administratively feasible following the determination of Disability (but no later than the 15th day of the third month following the month of the determination).

(b)	In the case of a Participant who incurs a Disability on or after January 1, 2009, the Disability Benefit payable pursuant to subsection (a) will be paid to the Participant in a lump sum in cash if (1) the Participant elects the lump-sum distribution Disability benefit form prior to 2009 (or prior to the first day of participation, with respect to an individual who first becomes a Participant after 2008), or (2) the Participant fails to elect the annuity form of payment with respect to his Disability Benefit prior to 2009 (or prior to the first day of participation with respect to an individual who first becomes a Participant after 2008). If a Participant becomes Disabled in 2007 or 2008 and did not elect an annuity with respect to his Disability Benefit prior to 2007, then the Disability Benefit will be paid in the form of a lump-sum distribution. (The ability to elect an annuity was provided in 2006 and (again) in 2008.) The lump-sum distribution will be calculated as of the first day of the month coincident with or next following the date of Disability, and it will be actuarially equivalent (based on the Actuarial Factors) to the life annuity determined under subsection (a). Any lump sum will be paid on or as soon as administratively feasible following the date of notification to the Committee of the determination of Disability by the Social Security Administration (SSA) (but no later than the 15th day of the third month following the month of the determination). The lump-sum payment amount will include interest earnings from the Disability determination date (i.e. the date the Participant was deemed disabled by the SSA), or, if later, the date of termination of employment with the Employer, through the payment date at the interest rate of the Actuarial Factors. In order to be eligible to receive a Disability Benefit, a Participant must file a claim for disability benefits with the SSA within three (3) months of cessation of employment, and must notify the Committee of the SSA’s Disability determination within three (3) months of the date of determination.

(c)	Notwithstanding the foregoing provisions of this section, if any payment in this section 5.2 would reduce the amount payable to the Participant under any disability program of the Employer, payments hereunder shall not be made or commenced until such time as the payments would not result in a reduction in such disability benefits.
5.3	Change in Control. In the event of a Change in Control, with respect to Participants actively employed by Employer on the date of the Change in Control: (a) the Normal Retirement age will be age 60 (instead of age 62 with ten (10) Years of Service or age 65), without reduction of Benefits ordinarily applicable to Early Retirement; (b) all Benefits will be payable beginning at age 60, or prior to age 60 with the reductions ordinarily applicable to Early Retirement in accordance with Section 3.1 for each year or partial year of payments prior to age 60 but after age 54 with respect to individuals who either were Participants on July 1, 2001 or qualify for Early Retirement, and with the reductions of the Actuarial Factors for all other years; (c) the Benefit form provisions of Section 4.1 applicable to Retirement will apply, except that (i) in accordance with the payment provisions of Section 4.1, a Participant who elected to receive a lump-sum distribution for Retirement Benefits will be paid his Benefits in a lump-sum on the first day of the month coincident or next following the date that is six (6) months after his date of termination of employment following a Change in Control, and (ii) in accordance with the lump-sum payment provision of Section 4.1, a Participant who elected to receive annuity Retirement Benefits will be paid his Benefits in a lump-sum distribution on the first day of the month coincident or next following the date that is six (6) months after termination of employment following a Change in Control, if the present value of his Benefit does not exceed $1,000,000, as calculated using the Actuarial Factors on the first day of the month coincident with or next following termination of employment; and (d) subject to the first two sentences of

Section 6.1, all Benefits shall be nonforfeitable. In the event of termination of employment of Employee by Employer (or the successor employer) when Cause does not exist, or a termination of employment by the Employee when Good Reason exists, within six (6) months before or after the Change in Control, in addition to the provisions described in the preceding sentence, an additional three (3) Years of Service shall be granted (not to exceed 25, in total) and the noncompete provisions of Section 6.3 will not apply. In the event of a Change in Control as a result of consummation of the July 24, 2006 merger agreement between HCA Inc., Hercules Holding II, LLC and Hercules Acquisition Corporation, with respect to Plan Participants as of July 24, 2006, except as otherwise required by law, the Plan will not be terminated and, subject to the Plan’s limitations on benefit accrual, benefit accruals will not cease, on or after the consummation of such merger, until such time as all such Participants have become fully vested (or have had the opportunity to become fully vested) in the maximum Benefits available as of July 24, 2006.
ARTICLE VI
Rights of Participants; Forfeitability
6.1	General Creditors. Participants who are entitled to a Benefit have the status of general unsecured creditors of Employer. The Plan constitutes a mere promise by Employer to supply Benefits in the future. It is the intention of the Employer that the arrangements provided herein be “unfunded” for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”). Benefits shall be paid from the Employer’s general assets, except to the extent they are paid from a “rabbi trust” established by Employer.

6.2	Forfeitability of Benefits Upon Termination of Employment. Notwithstanding any preceding provision of this Plan to the contrary, a Participant who ceases to be an Employee prior to Early Retirement or Normal Retirement for a cause other than death while married or Disability shall receive no Benefits or anything whatsoever from this Plan. Notwithstanding the preceding sentence, a Participant who terminates employment prior to Retirement, death or Disability with Benefits accrued will be entitled to receive those Benefits, if any, that are granted in writing by (a) with respect to Participants who are not executive officers, the Chairman of the Board; and (b) with respect to any Participant, the Committee. If Benefits are so granted, such Benefits will be paid in a lump-sum distribution in cash on the first day of the month coincident with or next following the date that is six (6) months after the date that the Participant ceased to be an Employee. Such Benefits will include interest earnings calculated at the interest rate of the Actuarial Factors. In addition, with respect to a former Participant who returns to employment and again becomes a Participant: (a) the Chairman of the Board may in his discretion authorize prior Plan service to be credited to any Employee who is not an executive officer; and (b) the Committee may in its discretion authorize prior Plan service to be credited to any Participant.

6.3	Noncompete. A Participant shall forfeit his right to any further payments or Benefits from the Plan, and shall repay to the Employer the total amount of payments already made to him from (or with respect to) the Plan, if the Participant renders services for any health care organization at any time within the five (5) year period immediately following: (a) Disability; (b) Retirement; (c) termination of employment, if Benefits have been granted pursuant to Section 6.2; or (d) unless the waiver provision in Section 5.3 applies, a Change in Control. The Chairman of the Board may waive all or part of the provisions of the preceding sentence with respect to Participants who are not executive officers, and the Committee may waive all or any part of such provisions with respect to any Participant.
ARTICLE VII
Administration and Miscellaneous
7.1	Administration. The Committee shall have discretionary authority to administer and interpret this Plan in accordance with the provisions of the Plan. Any determination or decision by the Committee shall be conclusive and binding on all persons who at any time have or claim to have any interest whatever under this Plan. The same powers will apply to the Benefits Appeals Committee, with respect to handling of appeals of denied claims.

7.2	Liability of Committee and Indemnification. To the extent permitted by law, no member of the Committee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to his own gross negligence or willful misconduct. Employer shall indemnify each member of the Committee against any and all claims, losses, damages and expenses incurred, including counsel fees, and against any liability, including any amounts paid in settlement with the Committee member’s approval, arising from action or failure to act, except when the same is judicially determined to be attributable to gross negligence or willful misconduct of the member.

7.3	Expenses and Books and Records. The books and records to be maintained for the purpose of the Plan, if any, shall be maintained by the officers and employees of Employer at the Employer’s expense and subject to the supervision and control of the Committee. All expenses of administering the Plan shall be paid by Employer.

7.4	Benefits Not Assignable. To the extent permitted by law, the right of any Participant in any benefit or to any payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Participant; and any such benefit or payment shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant. Any attempt by Participant to anticipate, alienate, sell, pledge, or encumber benefits shall, unless the Committee directs otherwise, result in forfeiture of entitlement to future Benefits. However, the terms of a domestic relations order that meets the requirements of a Qualified Domestic Relations Order (“QDRO”), as defined in Code section 414(p), will be honored if it provides for payment of a lump-sum distribution within the two month period beginning one month after submission of the order to the Committee.

7.5	Governing Law. All rights and benefits hereunder shall be governed and construed in accordance with the laws of the State of Delaware, except to the extent that federal law supercedes or preempts state law.

7.6	Adoption by Subsidiaries Not Necessary. Employees of the Company and its Subsidiaries are potentially eligible to participate, and no separate adoption agreements are necessary by an Employee’s employer.

7.7	Severability. In the event that any provision of this Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan but shall be fully severable and this Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein. However, after deletion or elimination of any illegal or invalid provision, the remaining provisions of the Plan shall be construed in a manner so as to achieve, as closely as possible, the intent and objectives of the Plan, as provided by reading the Plan in its (pre-deletion) entirety.

7.8	Construction. The article and section headings and numbers are included only for convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of this Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular.

7.9	Information to Be Furnished. Participants shall provide the Employer and the Committee with such information and evidence, and shall sign such documents, as may reasonably be requested from time to time for the purpose of administration of the Plan.

7.10	Tax Withholding. All benefit payments made to or in respect of a Participant under the Plan, as well as other interests of a Participant under the Plan, shall be subject to all income and employment tax withholdings and other deductions required by federal, state or local law.

7.11	Transition Benefits. Notwithstanding any contrary provisions in the Plan, the Benefits of Jack Bovender will cease to accrue on March 31, 2009 and will be calculated as of March 31, 2009. After actuarial adjustment and adjustment for FICA tax pursuant to Section 3.2, the Benefits will be paid in the form of a joint and 100 percent survivor annuity (with his spouse as survivor beneficiary) beginning on April 30, 2009, unless a lump-sum distribution or another annuity form of payment available under the Plan is elected by Mr. Bovender and filed with the Committee prior to 2009. If another annuity form is chosen and filed with the Committee prior to 2009, monthly payments will commence on April 30, 2009. If a lump-sum form is chosen and filed with the Committee prior to 2009, a lump-sum payment of Mr. Bovender’s Benefits will be paid as soon as administratively practicable during April of 2009. Annuity benefits (if applicable) will be payable on the last day of each month after commencement until the death of the survivor of Mr. Bovender and his spouse. In the event Mr. Bovender dies prior to benefit commencement, then (in lieu of the benefits described above) death benefits will be paid in accordance with the death provisions of Section 5.1. In the event Mr. Bovender becomes Disabled prior to March 31, 2009, then (in lieu of the benefits described above) Disability benefits will be paid in accordance with the Disability provisions of Section 5.2.
7.12	Pre-2008 Administration. Notwithstanding any provision in this Plan to the contrary, prior to 2007, the Plan will be administered pursuant to the terms that applied prior to this restatement, except that: (a) any changes necessitated by the American Jobs Creation Act of 2004 (AJCA) will be effective on the date(s) required by the AJCA, as determined by the Committee; (b) after 2004, except as provided in Section 7.11, in no event will payments to any Participant begin before six (6) months have elapsed after termination of employment; and (c) the last sentence of Section 3.2 of this restated Plan will apply prior to 2008.
ARTICLE VIII
Amendment of Plan
8.1	Amendment. The Plan may be amended in any manner in whole or in part from time to time by the Board. However, no amendment may reduce the Benefits accrued through the date of the amendment. For this purpose, an optional form of Benefit or a Benefit payment option shall be considered neither a Benefit accrued nor an accrued Benefit, provided that (a) no amendment may be adopted after a Change in Control (or within six (6) months before a Change in Control) that would defer the timing of when benefits begin, and (b) on and after the date of a Change in Control, the benefit payment methods available to Participants must include a life annuity (subject to the Committee’s right to make lump-sum payments under Section 4.1). Subject to the preceding provisions of this Section 8.1, the Committee or the Board may revise Schedule A at will.
ARTICLE IX
Termination of Plan
9.1	Plan May Be Terminated At Any Time. The Plan has been created by Employer voluntarily. Employer reserves the right to terminate the Plan at any time. In the event of termination, no additional Benefits will accrue after the date of the Plan’s termination. Termination Benefits will be payable if the termination does not occur proximate to a downturn in the financial health of the Company, and (a) all other nonaccount balance plans and arrangements of the Company and all employers affiliated thereto (pursuant to Code Sections 414(b), (c) and (m)) are terminated when the Plan is terminated, and (b) Benefits under the Plan and benefits under all nonaccount balance plans and arrangements of the Company and all employers affiliated thereto (pursuant to Code Sections 414(b), (c) and (m)) that accrued after 2004 will continue to be paid under the ordinary distribution provisions for the 12-month period beginning on the termination date, and remaining post-2004 benefits will be distributed during the 12-month period beginning 12 months after the termination date. In the event that distributions are made pursuant to the preceding sentence, neither the Company nor any affiliated employer (pursuant to Code Sections 414(b), (c) and (m)) will adopt a nonaccount balance plan within three (3) years after the termination date. Benefits that accrued prior to 2005 will be distributed under the termination provisions that existed on September 30, 2004 as soon as administratively feasible following the termination date. In accordance with the timing rules and requirements of the Code Section 409A regulations, Benefits will also be distributed in the event the Company files bankruptcy, and the bankruptcy court approves of termination in accordance with 11 U.S.C. §503(b)(1)(A). For the foregoing purposes, the Benefit of a Participant who would have qualified for Early Retirement if he had retired on the date of termination of the Plan will be entitled to have his Benefit calculated utilizing the Early Retirement Factors supplied in section 3.1(b)(1). Otherwise, Early Retirement will not be taken into consideration in calculating benefits.
ARTICLE XI
Claims Procedure
11.1	Filing of Claim. A Participant or Beneficiary shall make a claim for benefits under the Plan by filing a written request with the Committee upon a form to be furnished to him for such purpose. The Committee shall process claims for benefits on the basis of the records of the Committee and the Company. The Committee shall determine all questions arising in the administration, interpretation and application of the Plan. All such determinations shall be final, conclusive and binding, except to the extent that they are appealed in accordance with the claims procedure provided in this Article.

11.2	Denial of Claim. If a claim is wholly or partially denied, the Committee shall furnish the Participant or Beneficiary with written notice of the denial within a reasonable period of time after receipt of the claim by the Committee. This period will not exceed ninety (90) days after the date the original claim was filed, except that if special circumstances require an extension of time for processing, a decision will be rendered as soon as possible, but in no event later than one hundred and eighty (180) days after receipt of the claim. In the event that an extension of time is necessary, the Committee shall notify the claimant of such need; the reason(s) therefore; and the extension period prior to the expiration of the ninety (90) day review period. Any notice of denial shall provide (a) the reason for denial; (b) specific reference to pertinent Plan provisions on which the denial is based; (c) a description of any additional information needed to perfect the claim and an explanation of why such information is necessary; (d) an explanation of the Plan’s claims procedure; (e) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claimant’s claim; and (f) a statement notifying the claimant of his right to file a civil action under ERISA § 502(a), following an adverse determination on appeal.

11.3	Review of Denial. The Participant or Beneficiary shall have sixty (60) days from receipt of a denial notice in which to make a written application for review by the Benefits Appeals Committee. The Participant or Beneficiary shall have the right to (a) representation; (b) review pertinent documents; and (c) submit written comments, documents, records and other information relating to the claim. Upon request, a claimant shall be provided, free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits. In considering an appeal, the Benefits Appeals Committee shall review and consider any written comments submitted by the Participant or by the Participant’s duly authorized representative, however, the right to appeal does not require the Benefits Appeals Committee to allow the Participant or the Participant’s representative to appear in person.
11.4	Decision Upon Review. The Benefits Appeals Committee shall issue a decision on such review within a reasonable period of time after receipt of an application for review as provided in Section 10.3. Except to the extent permitted by Department of Labor regulations (including the quarterly meetings exception of 29 CFR §2560.503-1(i)(1)(ii)), the period of time in which a decision shall be issued shall not exceed sixty (60) days after receipt of an application for review, except that if special circumstances require an extension of time for processing, a decision on review will be rendered as soon as possible, but in no event later than one hundred and twenty (120) days after receipt of an application for review. The time frame for response shall be tolled for any period during which the Benefits Appeals Committee is awaiting the receipt of information. In the event that an extension of time is necessary, the Benefits Appeals Committee shall notify the claimant of such need; the reason(s) therefore; and extension period prior to expiration of the sixty (60) day review period. If it is adverse to the claimant, the decision upon review shall set forth: (a) the specific reason(s) for the adverse determination; (b) reference to the specific Plan provision(s) on which the determination is based; (c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim; and (d) a statement notifying the Participant of his right to file a civil action under ERISA § 502(a).
IN WITNESS WHEREOF, the Company has caused this Plan to be executed this 22nd day of October, 2008.

COMPANY: HCA Inc. a Delaware Corporation
By:	/s/ Sabrina Ruderer
Vice President Compensation & Benefits

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